Exhibit 10.4

SEVERANCE AND GENERAL RELEASE AGREEMENT

This Agreement (the “Agreement”) is entered into by and among Eric Harber (“Employee”), Augme Technologies, Inc. and Hipcricket, Inc. (collectively, “Augme,” or “Employer” or “the Company”) to describe the terms of Employee’s separation from employment with the Company. For the consideration described herein, Employee and the Company agree as follows:

1.                                      SEPARATION FROM EMPLOYMENT

Employee’s employment with the Company (in any capacity including any officer positions in the Company or any of its subsidiaries including without limitations the offices of Chief Operating Officer) will end effective June 20, 2012 (the “Separation Date”).  The Company will pay Employee for all services provided through the Separation Date. The Employee and Employer understand and agree that neither the marking of this Agreement nor the fulfillment of any condition or obligation of this Agreement constitutes an admission of any liability or wrongdoing by either the Employee or the Employer.

2.                                      PAID TIME OFF, EXPENSE REIMBURSEMENT

2.1                                 Payment for Paid Time Off. With the next regularly-scheduled payroll after the Separation Date, the Company shall pay Employee for any earned but unused paid time off (166.79 hours) which totals $22,852.56, less lawful withholdings and deductions.

2.2                                 Reimbursement for Expenses Incurred. The Company shall reimburse Employee for reasonable and necessary business expenses incurred before the Separation Date to the extent such expenses are reimbursable under the Company’s normal expense reimbursement policies and procedures, and provided that receipts or other acceptable documentation for such expenses are submitted in accordance with standard Company policy.

3.                                      SEVERANCE PAY AND SEVERANCE BENEFITS

3.1                                 Severance Pay. The Company agrees to pay Employee eighteen (18) months of his regular base salary as severance pay (the “Severance Payment”). The Severance Payment shall be subject to withholding and deduction for payroll taxes and other deductions as are required by federal and state law. The Severance Payment shall be in equal installments in conjunction with the Company’s regular payroll beginning after the Effective Date.

4.                                      GROUP MEDICAL BENEFITS COVERAGE/STOCK/OTHER BENEFITS

After the Separation Date, Employee and/or his dependents shall be eligible to elect a temporary extension of group health plan coverage under the Consolidated Omnibus Budget Reconciliation Act of 1985, as subsequently amended (“COBRA”). Provided Employee and his dependents elect COBRA continuation coverage, Augme will pay the COBRA premium for coverage for Employee and his dependents from the Separation Date for eighteen (18) months, or until Employee becomes eligible for another employer’s group health insurance plan, whichever occurs first. After the Separation Date, Employee’s rights and obligations with respect to all other benefits plans, including any stock rights, stock options, 401(k), disability and

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life insurance, shall be governed by the terms of all applicable plans and laws except as specifically stated in this Agreement.

5.                                      RESIGNATION

Effective as of the Separation Date, Employee will be deemed to have resigned as the Chief Operation Officer of the Company. Furthermore, on the Separation Date, Employee will deliver to the Company an executed resignation letter, in substantially the form attached hereto as Exhibit A. The contents of the resignation letter shall form the substance of the Company’s 8-k filing with respect to the Employee’s departure.

6.                                      STOCK OPTIONS

As of the Separation Date, Employee has the following fully-vested, qualified stock options: (i) 89,000 options exercisable at $3.04 per share, and (ii) 39,583 options exercisable at $2.15 per share pursuant to the attached stock option agreement(s). In addition, provided Employee signs this Agreement, some of Employee’s options that are not vested as of the Separation Date shall be immediately vested, provided that such accelerated vesting is approved by the Augme Board of Directors or its designee. This includes the following stock options:

Date of Grant	Previously Vested as of Separation Date	Vesting Accelerated as of Separation Date for the Options	Option Price
8/25/2011	89,000	61,000	$3.04
12/29/2011	39,583	150,415	$2.15

All remaining unvested options shall expire as of the Separation Date (except any equity interests provided to Employee as a result of the earn-out described in Section 7 below). Upon approval by the Augme Board of Directors or its designee, Employee may exercise any of his vested options for up to the remainder of the expiration period for each option grant, which is five years from the date of each grant.

7.                                      EARN-OUT UNDER ASSET PURCHASE AGREEMENT

7.1                                 Upon the Effective Date of this Agreement, Employee shall be fully vested in his interest in the earn-out provisions of the Asset Purchase Agreement dated August 25, 2011, between Hipcricket, Inc. and Augme Technologies, Inc. (“APA”). Employee shall be entitled to no less than 18% (eighteen percent) of the employee earn-out payments described in Section 2.3(g)(ii) of the APA. To the extent that such earn-out is paid by an equity grant, such grant shall be subject to the same rights and restrictions as if Employee were still employed by the Company. Any provision requiring Employee to remain employed by the Company for any specified period after the closing date of that transaction shall be void for the purposes of payment of Employee’s earn-out bonus.

7.2                                 Upon the Effective Date of this Agreement, Mr. Thomas J. Virgin, Chief Financial Officer, will replace Employee as one of the designated officers in the allocation of employee earn-out payments described in Schedule 2.3(G) of the APA. Following this change, the details of Schedule 2.3(G) of the APA will be mutually agreed upon by Mr. Virgin, Mr. Ivan

Braiker, and the Chief Executive Officer. Employee agrees to sign any documents necessary to implement this change.

8.                                      FULL PAYMENT

Employee agrees that, with the payment of his final pay through the Separation Date, the Company has paid Employee all compensation arising out of Employee’s employment, including, but not limited to, base pay, bonus, commission, and any other compensation or benefit, including those identified in his employment agreement.

9.                                      GENERAL RELEASE OF CLAIMS

9.1                                 Release. In consideration of the Company’s provision of severance pay and other benefits, employee hereby releases the Company, any Company-sponsored employee benefit plan in which employee participates, and any of their employees, agents, officers, directors, shareholders, insurers, successors and assigns (and their respective marital communities), from all claims, demands, actions or causes of action of any kind or nature whatsoever which employee may now have or may ever have had against any of them, whether such claims are known or unknown including claims under local, state, federal or common law with respect to any of the following: (a) breach of contract; (b) harassment, discrimination, retaliation, or constructive or wrongful discharge; (c) lost wages, lost employee benefits, physical and personal injury, stress, mental distress, or impaired reputation; (d) claims arising under the Age Discrimination in Employment Act, Title VII of the Civil Rights Act, the Equal Pay Act, Americans with Disabilities Act, Family and Medical Leave Act, the Workers Adjustment and Retraining Notification Act, the Older Workers Benefits Protection Act, or any other federal, state or local laws or regulations governing the employer-employee relationship or prohibiting employment discrimination; (e) attorneys’ fees; and (f) any other claim arising from or relating to employee’s employment with the Company and/or employee’s separation from employment. Employee acknowledges that he may hereafter discover facts different from or in addition to those which employee now believes to be true with respect to such claims; nevertheless, employee agrees that the release shall be and remain effective in all respects. This release shall not prohibit Employee from filing an administrative charge with the Equal Employment Opportunity Commission but shall constitute a release and waiver of any claim or right to monetary damages or relief in such a charge or claim.

9.2                                 No Action on Released Claims. Employee agrees not to sue or pursue any court or administrative action against the Company, or any of its employees, agents, officers, directors or shareholders, regarding any claims released herein or otherwise arising from Employee’s employment with the Company or Employee’s separation from employment, except with respect to any breach by the Company of its obligations under this Agreement. If any government agency brings any claim or conducts any investigation against Employer, nothing in this Agreement forbids Employee from cooperating in such proceedings or providing truthful testimony, but by this Agreement, Employee waives and agrees to relinquish any damages or other individual relief that may be awarded as a result of any such proceedings.

9.3                                 Release of Liability. The Company shall also release Employee from any liability arising from Employee’s actions performed within the scope of his assigned duties during his employment with the Company. The Company will also indemnify Employee for claims arising during his employment with the Company to the extent allowed by law.

10.                               REVIEW AND REVOCATION PERIOD; EFFECTIVE DATE

Employee has been given 21 days to review this Agreement (the “Review Period”) beginning with the date that it is first provided to him. Employee is encouraged to consult an attorney to review its terms. In the event that Employee signs this Agreement before expiration of this 21-day period, he waives all remaining time to consider this Agreement. By signing this Agreement, Employee acknowledges that (a) the Company has advised Employee to consult with counsel, and (b) Employee has either consulted an attorney or has voluntarily elected not to do so. After signing the Agreement, Employee may revoke this Agreement by providing written notice of the decision to revoke the Agreement to the Company at the following address: 350 7th Ave., 2nd Floor, New York, NY 10001 (Attn: Kyla Scott) within seven days after the date Employee signed this Agreement. This Agreement will become effective on the first day after the seven-day revocation period expires (the “Effective Date”).

11.                               RETURN OF COMPANY PROPERTY

As a condition of receiving Severance Payment, Employee agrees that he will not, for any purpose, attempt to access or use any Company computer or computer system and will disclose to the Company all passwords necessary to enable the Company to access all information, which is password-protected on any of its computer equipment or on its computer network or system. Employee shall return to the Company all Company-owned communication devices, equipment, except for the laptop the Company provided, and property and any documents, files or records of any nature, or any copy thereof that belong to the Company. Employee shall be permitted to retain the laptop computer the Company provided to him during this employment provided that he agrees to provide the entire laptop to Jim Crawford, Chief Information Officer, within one week of the Separation Date, so that Mr. Crawford can obtain Company documents, files or records from Employee’s laptop. Mr. Crawford will return Employee’s laptop within 72 hours.

12.                               CONFIDENTIALITY/NONDISPARAGEMENT

Employee agrees to protect and maintain the confidentiality of all information in his possession related to the Company, including information about its finances, technology, employees, sales or prospective sales, strategies, customers and all other information not publicly known or available. Employee agrees to abide by, and hereby reaffirms, his obligations with respect to confidentiality, non-solicitation and other protections contained in his employment agreement dated August 25, 2011. Employee agrees that he will not disparage or criticize the Company, its Board of Directors, management, products or services and will not otherwise do or say anything that could interfere in any way with the Company’s business interests, its reputation or any of its customer or other business relationships. The Company’s Board of Directors and its corporate officers, speaking on behalf of the Company, shall not disparage Employee.

13.                               COVENANT NOT TO COMPETE

Employee agrees that for twelve months after the Separation Date, he will not, directly or indirectly, enter into the employment of, render services to, or acquire any interest whatsoever,

whether as a sole proprietor, partner, associate, shareholder, officer, director, consultant, trustee, lessor, creditor, or otherwise, in any business trade or occupation in competition with business of Employer. Employee agrees that damages for breach of this covenant will be difficult to determine and therefore consent that this provision may be enforced by temporary or permanent injunction, without the necessity of a bond. Such injunctive relief shall in addition to and not in place of any remedies at law. Employee agrees that the provisions of this paragraph are reasonable. However, should any court ever find that any provision within this paragraph is unreasonable, either in period of time, geographical area, or otherwise, then and in that event Employee agrees that this paragraph shall be interpreted and enforced to the maximum extent which the court deems reasonable.

14.                               NO ADMISSION

Employee understands and acknowledges that neither the Severance Payment and other benefits offered nor the execution and delivery of this Agreement by the Company constitutes an admission by the Company to (i) any breach of an agreement with Employee (ii) any violation of a federal, state or local statute, regulation or ordinance, or (iii) any other wrongdoing.

15.                               COOPERATION/CONFIDENTIALITY OF AGREEMENT

Employee agrees to cooperate with the Company with respect to all matters arising during or related to his employment. Employee will keep the terms including the amount of this Agreement completely confidential and will not disclose, directly or indirectly, any information concerning this Agreement to any person other than his attorneys, accountants, tax advisors, immediate family, or as otherwise required by law. Employee further agrees that if he provides any information regarding the terms including the amount of this Agreement to his attorneys, accountants, tax advisors or immediate family, he will inform them that they must keep such information including the terms and amount completely confidential.

16.                               INFORMED AND VOLUNTARY AGREEMENT

Employee declares that Employee has read and fully understands the terms of this Agreement, and its significance and consequence. Employee understands and acknowledges that, except as specifically reserved herein, in exchange for the Severance Payment and other benefits, Employee is waiving and giving up every possible claim arising out of employment with the Company and/or the termination of that employment.

17.                               GOVERNING LAW/SEVERABILITY

The parties acknowledge that this Agreement shall be interpreted under and enforced by and consistent with the laws of the State of Washington. The provisions of this Agreement are severable, and if any part of it is found to be unlawful or unenforceable, the other provisions of this Agreement shall remain fully valid and enforceable to the maximum extent consistent with applicable law.

18.                               COMPLETE AGREEMENT

This Agreement represents and contains the entire understanding between the Employee and Employer in connection with the subject matter of this Agreement. The Employee and Employer expressly acknowledge and recognize that there are no oral agreements, understandings or representations in connection with the subject matter of this agreement between the parties other than those contained in this Agreement and any such prior agreements or understandings are specifically terminated. This Agreement shall be binding upon and shall inure to the benefit of the executors, administrators, personal representatives, heirs, and/or successors and assigns of the parties. Facsimile signatures are to be given the same force and effect as original signatures.

PLEASE READ CAREFULLY. THIS AGREEMENT CONTAINS A RELEASE OF ALL KNOWN AND UNKNOWN EMPLOYMENT CLAIMS.

EMPLOYEE: ERIC HARBER		AUGME TECHNOLOGIES, INC.

Signature:	/s/ Michael Eric Harber	By	/s/ Paul R. Arena

Printed Name:	Michael Eric Harber	Title	Chairman and Chief Executive Officer

Date:	June 20, 2012	Date:	June 20, 2012

HIPCRICKET, INC.

By	/s/ Paul R. Arena

Title	Chairman and Chief Executive Officer

Date:	June 20, 2012

EXHIBIT A

Form of Resignation Letter

[SEE ATTACHED DOCUMENT]

June 15, 2012

Paul Arena

Hipcricket, Inc. and Augme Technologies, Inc.

350 7th Avenue, 2nd floor

New York, New York 10001

Dear Paul:

I hereby resign as Chief Operating Officer of Hipcricket, Inc, and Augme Technologies, Inc., (the “Company”), effective June 15, 2012. My resignation is not because of a disagreement with the Company on any matters relating to the Company’s operations, policies, or practices. I have decided to pursue other career opportunities and wish the Company the best of luck in its future endeavors.

Sincerely,

/s/ Michael Eric Harber
Michael Eric Harber